EXHIBIT 21

Subsidiaries of

Franklin Financial Services Corporation

Farmers and Merchants Trust Company of Chambersburg – Direct

(A Pennsylvania Bank and Trust Company)

Franklin Financial Properties Corp.

(A Pennsylvania Real Estate Holding and Leasing Corporation)

Franklin Future Fund Inc.

(A Pennsylvania Nonbank Investment Company)